Investor/Media Contacts

Thomas W. Schneider – President, CEO

Walter F. Rusnak, Senior Vice President, CFO

Telephone:  (315) 343-0057

Pathfinder Bancorp, Inc. Announces First Quarter

Net Income of $514,000

Continued Solid Loan and Deposit Growth and Consistent Favorable

Asset Quality Metrics

Oswego, N.Y. — April 26, 2019 — Pathfinder Bancorp, Inc. (“Company”) (NASDAQ: PBHC), the holding company for Pathfinder Bank (“Bank”), announced first quarter 2019 net income available to common shareholders of $514,000, or $0.12 per diluted share, compared to net income of $1.0 million, or $0.24 per diluted share, for the first quarter of 2018.  First quarter 2019 revenue (net interest income and total noninterest income) of $7.6 million, was up $352,000, or 4.8%, compared to $7.3 million for the first quarter of 2018, reflecting increases to both net interest income and total noninterest income.

Performance Highlights - First Quarter 2019

•	Net interest income of $6.5 million, increased by $154,000, or 2.4%, compared to $6.4 million for the first quarter of 2018
•	Total interest-earning assets at March 31, 2019, were $913.0 million, an increase of $68.4 million, or 8.1%, over $844.5 million for the first quarter of 2018
•

Total loans of $657.6 million at March 31, 2019 increased by $37.3 million, or 6.0%, from $620.3 million at December 31, 2018, and an increase of $49.5 million, or 8.1%, compared to $608.0 million at March 31, 2018

•	Total deposits at March 31, 2019 of $805.5 million, an increase of $61.7 million, or 8.3%, compared to $743.8 million at March 31, 2018
•

Asset quality metrics remained stable with annualized net loan charge-offs to average loans of 0.10% for the quarter, compared to 0.19% for the first quarter of 2018 and 0.22% for the fourth quarter of 2018

“We continued our trend of solid top-line growth in the first quarter of 2019, characterized by increased revenue that was supported by strong loan and deposit growth,” said Thomas W. Schneider, President and Chief Executive Officer. “We remain focused on productively investing our capital in interest earning assets, which increased by more than $68 million compared to the prior year quarter.  Similar to our industry as a whole, we faced margin pressure in the quarter related to a flattened yield curve, changes to our deposit mix and competitive pressure to retain deposits.  We believe that these margin-related headwinds will moderate somewhat as we progress through the year.  We continued to take steps to solidify and expand our presence in Oneida and Onondaga counties, along with building out the Bank’s infrastructure to support our planned growth in 2019 and beyond.  We remain pleased with the pace of development and contributions of our new locations in Clay and Utica, N.Y. and believe that these offices significantly aid our ability to serve these markets.”

“Although our earnings for the first quarter of 2019 were below our historical trend line, we believe that our underlying business model is sound and that it will produce significantly improved financial results in future periods.  To that end, however, we recognize that margin compression is adversely affecting earnings, and we are aligning forward strategy in 2019, with emphasis on core deposit funding and operating expense management.  Our Board of Directors declared a quarterly cash dividend of $0.06 per share at the end of March 2019. This declaration is representative of the Board’s assessment of the Bank’s projected future earnings ability, its strong credit quality metrics and the growth we continue to realize within our marketplace.  These projections have been demonstrated by increases to the cash dividend since 2014 which have averaged more than 19% annually. The steps we have taken to expand our service area and enhance our infrastructure have elevated our ability to productively apply our capital through organic growth, drive revenue higher, and, more importantly, to accrete value to our franchise.  We continue to expect that this focus on sustainable growth will take the Company above the $1 billion asset threshold in 2019.”

Income Statement

The Company’s first quarter 2019 net interest income increased $154,000, or 2.4%, to $6.5 million compared to $6.4 million for the prior year quarter.  The increase was due principally to a $1.5 million, or 17.8%, increase in interest and dividend income that resulted from growth in average interest-earning assets of $51.2 million compared to the prior year quarter.  Average loans for the first quarter of 2019 increased by $40.5 million, or 6.8%, over the prior year quarter primarily a result of growth in other commercial and industrial and commercial lines of credit.   Average taxable investment securities increased by $8.3 million, or 3.9%, during the same period.  The higher first quarter 2019 interest income was partially offset by an increase in the cost of interest-bearing liabilities.  Average interest-bearing liabilities increased by $46.1 million, or 6.3%, from the first quarter of 2018, and the average interest rate paid on those liabilities increased by 62 basis points.  The increase in the cost of average interest-bearing liabilities was principally the result of a $97.9 million increase in the average balance of time deposits coupled with an 84 basis point increase in the interest rate paid on those deposits, along with an $18.3 million increase in the average balance of borrowings coupled with a 102 basis point increase in the interest rate paid on those borrowings.

The Bank’s net interest margin for the three months ended March 31, 2019 was 2.92%, a decrease of 10 basis points compared to the net interest margin for the first quarter of 2018 of 3.02%.  The decrease in the net interest margin compared to the first quarter of 2018 was primarily a result of an 84 basis point increase in the interest rate paid on time deposits, along with a $97.9 million increase in the average balance of time deposits.  The increase in the interest rates paid on time deposits in the first quarter of 2019 was primarily due to the increases in overall short-term interest rate environment since March 31, 2018 and the effects of competitor activity within our local market.

The first quarter 2019 provision for loan losses was $144,000, a decrease of $469,000 compared to $613,000 for the prior year quarter, reflective of favorable changes to both the quantitative and environmental factors deemed to be appropriate for the Bank’s loan portfolio, as well as ongoing stable asset quality metrics, partially offset by an increase in the provision for loan losses recorded due to the increase in the loan portfolio’s aggregate size.

Total noninterest income was $1.1 million for the first quarter of 2019, compared to $895,000 for the prior year first quarter, with the difference principally due to a $186,000 increase in net gains on sales and redemptions of investment securities for the current period.

Total noninterest expense in the first quarter of 2019 was $6.7 million, an increase of $1.3 million, or 22.9%, compared to $5.5 million for the prior year quarter.  The $1.3 million increase in noninterest expenses in the quarter ended March 31, 2019, as compared to the same quarterly period in 2018, was primarily due to an increase of $696,000, or 22.6%, in salaries and employee benefits expense that reflected an increase in staffing levels intended to meet increased loan demand and to better serve customers and potential customers as the Bank’s operations continue to expand primarily into Onondaga County, New York.  In addition, foreclosed real estate expenses increased $211,000, which was related to the final disposition of a single foreclosed commercial property.  Further, data processing expenses increased $114,000, building and occupancy costs increased $65,000, and advertising expenses increased $53,000.  The increases in these operating costs were partially due to expenses related to our two new banking locations in Oneida and Onondaga counties.  All other noninterest expenses increased $113,000, or 10.4%, in aggregate during the quarter ended March 31, 2019, as compared to the same three-month period in 2018.

Balance Sheet at March 31, 2019

Total assets were $975.1 million at March 31, 2019, an increase of $83.9 million, or 9.4%, from $891.1 million on March 31, 2018, and an increase of $42.0 million, or 4.5%, from December 31, 2018.  The increase in total assets compared to March 31, 2018 was primarily a result of loan portfolio growth of $49.5 million, which increased to $657.6 million at the end of the first quarter of 2019.  The increase in the loan portfolio was primarily a result of growth in other commercial and industrial and commercial lines of credit as well as a $24.1 million increase in consumer loans.  The increase in consumer loans was primarily the result of the March 2019 acquisition of $23.4 million in automobile loans from an unrelated financial institution.

Total deposits at March 31, 2019 were $805.5 million, an increase of $61.7 million, or 8.3%, from $743.8 million on March 31, 2018, and up $78.5 million, or 10.8%, from $727.1 million on December 31, 2018.  The increase in deposits was due to strong growth in time deposits, along with the seasonally-normal strong deposit inflows related to the Bank’s municipal depositor relationships.

Asset Quality

The Bank’s first quarter 2019 asset quality metrics remained stable and favorable in comparison to recent reporting periods and in relation to peer group averages.  The Bank’s relatively consistent asset quality metrics are reflective of the Bank’s disciplined risk management process, along with continued relative economic stability for the Central New York State region.  The annualized net loan charge-offs to average loans ratio was 0.10% for the first quarter of 2019, compared to 0.19% for the first quarter of 2018, and 0.22% for the fourth quarter of 2018.  Nonperforming loans to total loans were 0.51% at March 31, 2019, an improvement of 55 basis points compared to 1.06% at the end of the first quarter of 2018.  The allowance for loan losses to nonperforming loans for the first quarter of 2019 improved to 215.18%, compared to 115.45% for the first quarter of 2018.  Two non-performing commercial real estate loans of significant size were effectively resolved in 2018, thereby significantly increasing this ratio.  The Bank’s solid asset quality metrics continue to reflect its economically stable service area, along with the Bank’s robust loan servicing and collection capabilities, and consistent underwriting procedures.

Cash Dividend Declared

On March 29, 2019, the Company announced that it had declared a cash dividend of $0.06 per common share for the quarter ended March 31, 2019, which is payable on May 10, 2019, to shareholders of record as of April 18, 2019.  The implied dividend yield is 1.7%, based on the closing price of the Company’s common stock of $14.31 on April 25, 2019.  The quarterly cash dividend of $0.06, equates to a dividend payout ratio of 49.6% of first quarter earnings.

About Pathfinder Bancorp, Inc.

Pathfinder Bank is a New York State chartered commercial bank headquartered in Oswego, whose deposits are insured by the Federal Deposit Insurance Corporation.  The Bank is a wholly owned subsidiary of Pathfinder Bancorp, Inc., (NASDAQ SmallCap Market; symbol: PBHC).  The Bank has ten full-service offices located in its market areas consisting of Oswego and Onondaga County and one limited purpose office in Oneida County.  Through its subsidiary, Pathfinder Risk Management Company, Inc., the Bank owns a 51% interest in the FitzGibbons Agency, LLC.  At March 31, 2019, there were 4,387,244 shares of common stock issued and outstanding. The Company's common stock trades on the NASDAQ market under the symbol “PBHC.”  At March 31, 2019, the Company and subsidiaries had total consolidated assets of $975.1 million, total deposits of $805.5 million and shareholders' equity of $66.4 million.

Forward-Looking Statement

This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(dollars in thousands except per share amounts)

	For the three months
	ended March 31,
	(Unaudited)
	2019	2018
Condensed Income Statement
Interest and dividend income	$9,669	$8,209
Interest expense	3,122	1,816
Net interest income	6,547	6,393
Provision for loan losses	144	613
	6,403	5,780
Noninterest income excluding net gains (losses) on sales of
securities, loans and foreclosed real estate	981	986
Net gains (losses) on sales of securities, loans and foreclosed real estate	71	(104)
Gains on equity securities	41	13
Noninterest expense	6,711	5,459
Income before income taxes	785	1,216
Provision for income taxes	251	182

Net Income	$534	$1,034
Net income attributable to noncontrolling interest	$20	$30
Net income available to common shareholders	$514	$1,004

	For the Periods Ended
	(Unaudited)
	March 31,	December 31,	March 31,
	2019	2018	2018
Selected Balance Sheet Data
Assets	$975,072	$933,115	$891,137
Earning assets	912,958	874,938	844,544
Total loans	657,590	620,270	608,049
Deposits	805,528	727,060	743,805
Borrowed funds	77,434	118,534	63,888
Allowance for loan losses	7,284	7,306	7,451
Subordinated loans	15,088	15,094	15,068
Pathfinder Bancorp, Inc. Shareholders' equity	66,180	64,221	62,075

Asset Quality Ratios
Net loan charge-offs (annualized) to average loans	0.10%	0.22%	0.19%
Allowance for loan losses to period end loans	1.11%	1.18%	1.23%
Allowance for loan losses to nonperforming loans	215.18%	340.13%	115.45%
Nonperforming loans to period end loans	0.51%	0.35%	1.06%
Nonperforming assets to total assets	0.41%	0.36%	0.74%

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(dollars in thousands except share and per share amounts)

	For the three months
	ended March 31,
	(Unaudited)
	2019	2018
Key Earnings Ratios
Return on average assets	0.22%	0.45%
Return on average equity	3.13%	6.39%
Net interest margin	2.92%	3.02%

Share and Per Share Data
Basic weighted average shares outstanding*	4,244,061	4,119,102
Basic earnings per share*	$0.12	$0.24
Diluted weighted average shares outstanding*	4,308,464	4,235,860
Diluted earnings per share*	$0.12	$0.24
Cash dividends per share	$0.06	$0.06
Book value per common share at March 31, 2019 and 2018	15.09	14.43
Tangible book value per common share at March 31, 2019 and 2018	14.01	13.34

* Basic and diluted earnings per share are calculated based upon net income available to common shareholders.

Weighted average shares outstanding do not include unallocated ESOP shares.

The above information is preliminary and based on the Company's data available at the time of presentation.